EXHIBIT 99.1

DAVIDsTEA to Commence Trading on the TSX Venture Exchange and Delist from Nasdaq

- Trading on the TSX Venture Exchange to start on April 3, 2023

- DAVIDsTEA to delist from Nasdaq at the close of markets on April 14, 2023

MONTREAL, March 27, 2023 - DAVIDsTEA Inc. (Nasdaq: DTEA) (“DAVIDsTEA” or the “Company”), a leading tea merchant in North America, is pleased to announce that the Company has been accepted for listing on the TSX Venture Exchange (“TSXV”) and that the Company’s common shares will commence trading on the TSXV on Monday, April 3, 2023 under the ticker symbol “DTEA”. The shares will trade on the TSXV in Canadian dollars. Shareholders will not be required to exchange their share certificates or take any other action in connection with the TSXV listing as there will be no change in the trading symbol or CUSIP for the shares.

DAVIDsTEA also announces that as a result of its listing on the TSXV, it intends to voluntarily delist its common shares from The Nasdaq Global Market (“Nasdaq”) and file a Form 25 with the U.S. Securities and Exchange Commission (“SEC”) on or about April 7, 2023. As a result, the Company’s common shares are expected to cease trading on Nasdaq at the close of markets on Friday, April 14, 2023. During a two-week interim period from Monday, April 3 to Friday, April 14, 2023, DAVIDsTEA’s common shares will trade on both the TSXV and Nasdaq.

“Listing on a Canadian stock exchange makes sense for DAVIDsTEA”, said Frank Zitella, President and Chief Operating and Financial Officer of DAVIDsTEA. “We have significant brand awareness in Canada, all of our retail stores are in Canada and a majority of our revenues are generated in Canada. Additionally, a TSX Venture Exchange listing creates opportunities to reduce administrative and compliance costs without compromising investor confidence. Our shareholders in the United States and other U.S. investors will be able to trade DAVIDsTEA through the facilities of the TSX Venture Exchange” added Mr. Zitella.

DAVIDsTEA announces further that it intends to terminate the registration of its securities and its reporting obligations under the U.S. Securities Exchange Act of 1934, as amended. For this purpose, the Company intends to file a Form 15 with the SEC on or about April 17, 2023. Upon such filing, the Company’s reporting obligations with the SEC will be suspended immediately. The termination of the Company's registration and reporting obligations is expected to become effective no later than 90 days after the Form 15 filing if there are no objections from the SEC. The Company remains subject to Canadian securities laws and will become subject to the policies of the TSXV.

As previously disclosed in the Company’s Current Report on Form 8-K filed with the SEC on November 1, 2022, the Company received a letter from Nasdaq Stock Market LLC (the “Letter”) notifying the Company that for the previous 30 consecutive business days, the closing bid price of its common shares was below the US $1.00 minimum bid price requirement for continued listing on Nasdaq set out in Nasdaq Listing Rule 5550(a)(2). Following receipt of the Letter, the Company’s management reviewed options in order to regain compliance with Nasdaq’s listing rules but concluded that DAVIDsTEA would not be able to regain compliance by the deadline set out in the Letter. As a result, after careful consideration, the Board of Directors of DAVIDsTEA determined that it is in the best interests of the Company to delist the common shares from Nasdaq and to list on a stock exchange in Canada. The decision was based on several factors, including an analysis of the benefits of continued Nasdaq listing weighed against the significant costs, regulatory burden and management time commitment for compliance and reporting activities associated with a Nasdaq listing, and the Board’s assessment of the probability of the Company regaining compliance with Nasdaq’s continued listing requirements. The Company’s strategy, operations and ability to grow its business will not change as a result of the transfer of its stock exchange listing to the TSXV.

Neither TSX Venture Exchange nor its Regulation Services Provider (as that term is defined in policies of the TSX Venture Exchange) accepts responsibility for the adequacy or accuracy of this release.

About DAVIDsTEA

DAVIDsTEA offers a specialty branded selection of high-quality loose-leaf teas, pre-packaged teas, tea sachets, tea-related accessories and gifts through its e-commerce platform at www.davidstea.com, the Amazon Marketplace, its wholesale customers which include over 3,800 grocery stores and pharmacies, and 18 company-owned stores across Canada. The Company offers primarily proprietary tea blends that are exclusive to the Company, as well as traditional single-origin teas and herbs. The team’s passion for and knowledge of tea permeates the Company’s culture and is rooted in an excitement to explore the taste, health and lifestyle elements of tea. With a focus on innovative flavours, wellness-driven ingredients and organic tea, the Company launches seasonally driven “collections” with a mission of making tea fun and accessible to all. The Company is headquartered in Montréal, Canada.

Caution Regarding Forward-Looking Statements

This press release includes statements that express our opinions, expectations, beliefs, plans or assumptions regarding future events or future results and there are, or may be deemed to be, “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 (the “Act”). The following cautionary statements are being made pursuant to the provisions of the Act and with the intention of obtaining the benefits of the “safe harbor” provisions of the Act. These forward-looking statements can generally be identified by the use of forward-looking terminology, including the terms “believes”, “expects”, “may”, “will”, “should”, “approximately”, “intends”, “plans”, “estimates” or “anticipates” or, in each case, their negatives or other variations or comparable terminology. These forward-looking statements include all matters that are not historical facts and include statements regarding the expected timing and process for delisting the common shares and listing on the TSX Venture Exchange.

While we believe these opinions and expectations are based on reasonable assumptions, such forward-looking statements are inherently subject to risks, uncertainties and assumptions about us, including the risk factors as set forth in our Annual Report on Form 10-K for our fiscal year ended January 29, 2022, filed with both the United States Securities and Exchange Commission (the “SEC”) and with the Autorité des marchés financiers, on April 29, 2022 in our Quarterly Report on Form 10-Q for the three-month period ended April 30, 2022, filed with the SEC on June 14, 2022, in our Quarterly Report on Form 10-Q for the three and six month periods ended July 30, 2022, filed with the SEC on September 13, 2022, and our Quarterly Report on Form 10-Q for the three and nine-month periods ended October 29, 2022, filed with the SEC on December 13, 2022.

These statements are based upon information available to the Company as of the date of this press release, and while we believe such information forms a reasonable basis for such statements, such information may be limited or incomplete, and these statements should not be read to indicate that we have conducted an exhaustive inquiry into, or review of, all potentially-available relevant information. In light of these risks, uncertainties and assumptions, investors are cautioned not to unduly rely upon these statements.

Except as required under federal securities laws and the rules and regulations of the SEC, we do not have any intention to update any forward-looking statements to reflect events or circumstances arising after the date of this press release, whether as a result of new information, future events or otherwise.

Investor Contact
Maison Brison Communications
Pierre Boucher
514-731-0000
investors@davidstea.com

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